Exhibit 4.1

V1.1 DATE OF ISSUECERTIFICATE NUMBERRUN/TFR. NO.REGISTERNUMBER OF SHARE(S) Baozun Inc. (A company controlled through weighted voting rights and incorporated in the Cayman Islands with limited liability) CLASS A SHARE CERTIFICATE HONG KONG SHARE REGISTER THIS IS TO CERTIFY THAT THE UNDERMENTIONED PERSON(S) IS/ARE THE REGISTERED HOLDER(S) OF FULLY PAID CLASS A ORDINARY SHARE(S) OF NOMINAL VALUE US$0.0001 PER SHARE IN THE SHARE CAPITAL OF BAOZUN INC. (THE “COMPANY”) AS DETAILED BELOW SUBJECT TO THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY. CODE: NUMBER OF SHARE(S): GIVEN UNDER THE SECURITIES SEAL OF THE COMPANY ON THE DATE OF ISSUE STATED ABOVE. DIRECTOR NO TRANSFER OF THE WHOLE OR ANY PORTION OF THE ABOVE SHARE(S) CAN BE REGISTERED UNLESS ACCOMPANIED BY THIS SHARE CERTIFICATE. HONG KONG SHARE REGISTRAR: COMPUTERSHARE HONG KONG INVESTOR SERVICES LIMITED, SHOPS 1712-1716, 17TH FLOOR, HOPEWELL CENTRE, 183 QUEEN’S ROAD EAST, WANCHAI, HONG KONG.